Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form F-10 (the “Form F-10”) of our auditor’s report dated October 29, 2025 relating to the consolidated financial statements of Cizzle Brands Corporation consisting of the consolidated statements of financial position as at July 31, 2025 and 2024 and the related consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for the year ended July 31, 2025 and for the period from January 10, 2024 (date of incorporation) to July 31, 2024.

We also consent to the incorporation by reference in the Form F-10 of our auditor’s report dated September 16, 2026 relating to the schedule of assets acquired and liabilities assumed by Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.) on acquisition of Flow Water Inc. (the “Schedule”), consisting of the Schedule as of December 23, 2025.

We also consent to the incorporation by reference in the Form F-10 of our auditor’s report dated September 16, 2026 relating to the abbreviated financial statements of the Co-Packing Business of Flow Water Inc., consisting of the statement of assets to be acquired and liabilities to be assumed as at July 31, 2025 and the statement of direct revenues and expenses for the nine months ended July 31, 2025.

We also consent to the reference to us under the heading “Auditors, Transfer Agent and Registrar” in the Form F-10.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants

September 24, 2026
Toronto, Canada

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894